Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

MARIZYME, INC.

UNSECURED SUBORDINATED PROMISSORY NOTE

US $1,000,000	February 6, 2023

FOR VALUE RECEIVED, Marizyme, Inc., a Nevada corporation (the “Company”), promises to pay to Walleye Opportunities Master Fund Ltd (the “Holder”), the principal sum of One Million Dollars ($1,000,000) (the “Principal”) in lawful money of the United States of America, without interest payable thereon. The principal amount hereof shall be paid in full to the Holder on the ninetieth (90th) day following the issuance of this Note (the “Maturity Date”).

Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in that certain Securities Purchase Agreement, dated of even date herewith (the “SPA”), pursuant to which the Holder is acquiring this Unsecured Subordinated Promissory Note (this “Note”).

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1. Principal Repayment; Principal Increase. The outstanding principal amount of this Note shall be fully paid on the Maturity Date, unless this Note has been earlier redeemed as described below; provided, however, that if all obligations arising under this Note are not paid or otherwise satisfied in full on the Maturity Date, then the principal amount of this Note shall be increased from One Million Dollars ($1,000,000) to One Million, Two Hundred Fifty Thousand Dollars ($1,250,000).

2. No Interest. Except to the extent that the Principal increase described in Section 1 above constitutes interest, no interest shall be paid on the outstanding Principal amount of this Note and no interest shall accrue thereon.

3. No Security; Subordination. This Note is not secured by any assets of the Company. All claims of the Holder to principal, interest and any other amounts at any time owed under this Note (collectively, “Junior Indebtedness”) are hereby expressly subordinated in right of payment, as herein set forth, to the prior payment in full of all Senior Indebtedness (as defined below). No payment under Junior Indebtedness shall be made by the Company, nor shall the Holder exercise any remedies under the Junior Indebtedness (including taking any legal action (whether judicial or otherwise) to collect the Junior Indebtedness), if, at the time of such payment, exercise or immediately after giving effect thereto, (i) there shall exist any “Default” or “Event of Default” under any agreements governing any of the Senior Indebtedness or (ii) the maturity of any of the Senior Indebtedness has been accelerated and such acceleration has not been waived or such Senior Indebtedness has not been paid in full; provided, however, that (x) in the event that the holder of any Senior Indebtedness accelerates such Senior Indebtedness, then the Holder may accelerate the indebtedness evidenced by this Note, and (y) if the Company is permitted under the terms of the Senior Indebtedness to pay an amount due and owing under this Note and fails to make such payment, then so long as the terms of the Senior Indebtedness do not prohibit such action, the Holder may exercise its rights to be paid such amount, but only such amount (and Holder shall not be permitted to accelerate hereunder). Each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Note, shall be entitled to rely on the subordination provisions set forth in this Note. Upon the request of the Company or any holder of Senior Indebtedness, the Holder shall confirm (in writing) the above subordination provisions and shall execute and deliver such additional subordination agreements as any holder of Senior Indebtedness may require. For purposes hereof, “Senior Indebtedness” means, all secured indebtedness of the Company, whether outstanding on the date of the execution of this Note or thereafter created, to banks, insurance companies, other financial institutions, private equity funds, hedge funds or other similar funds, unless in the instrument creating or evidencing such indebtedness it is provided that such indebtedness is not senior in right of payment to this Note. Senior Indebtedness shall also include indebtedness for taxes owed to federal or state agencies and other

4. Prepayment. The Company may prepay the Principal and all other obligations under this Note at any time, in whole or in part, without penalty or premium.

5. Events of Default. In the event that any of the following (each, an “Event of Default”) shall occur:

(a) Non-Payment. The Company shall default in the payment of the principal of, or accrued interest on, this Note as and when the same shall become due and payable, whether by acceleration or otherwise; or

(b) Default in Covenants. The Company shall default in any material manner in the observance or performance of the covenants or agreements set forth in the SPA, this Note, or any other Transaction Document (as defined in the SPA); or

(c) Breach of Representations and Warranties; Statements. Any representation, warranty, or written statement, report, financial statement, or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made; or

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(d) Judgments. Any final, non-appealable judgment, decree or order for the payment of money is entered against any of the Company or the Company’s subsidiaries, if any, in an amount equal to $500,000 or more and the same remains unsatisfied or unbonded for more than thirty (30) days; or

(e) Defaults in Indebtedness. The Company shall default on any of its obligations under any mortgage, credit agreement, or other facility, indenture agreement, factoring agreement, or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $250,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

(f) Bankruptcy. The Company shall: (i) admit in writing its inability to pay its debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property; or (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; then, and so long as such Event of Default is continuing for a period of two (2) business days in the case of non-payment under Section 5(a), or for a period of thirty (30) calendar days in the case of events under Sections 5(b) through 5(d) (and the event which would constitute such Event of Default, if curable, has not been cured), by written notice to the Company from the Holders of a majority in interest of the principal amount of the Notes then outstanding (or from any collateral agent acting on behalf of such Holders), all obligations of the Company under this Note shall be immediately due and payable without presentment, demand, protest or any other action nor obligation of the Holder of any kind, all of which are hereby expressly waived, and Holder may exercise any other remedies the Holder may have at law or in equity. If an Event of Default specified in Section 7(e) above occurs, the principal of, and accrued interest on, all the Notes shall automatically, and without any declaration or other action on the part of any Holder, become immediately due and payable.

(g) D&O Insurance. The Company and its Subsidiaries shall fail to maintain directors and officers insurance coverage of at least $1,000,000 which failure is not cured, if possible to cure, within the earlier to occur of (i) five (5) Business Days after notice of such failure sent by the Holder or by any other Holder to the Company and (ii) seven (7) Business Days after the Company ahs become or should have become aware of such failure.

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6. Covenants of the Company. The Company hereby agrees that, so long as the Note remains outstanding and unpaid, or any other amount is owing to the Holder hereunder, the Company will:

(a) Corporate Existence and Qualification. Take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business requires qualification to do business;

(b) Books of Account. Keep its books of account in accordance with good accounting practices;

(c) Compliance with Law. Comply with the charter and bylaws or other organizational or governing documents of the Company, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon the Company or any of its property or to which each of the Company or any of its properties is subject;

(d) Taxes. Duly pay and discharge all taxes or other claims, which might become a lien upon any of its property except to the extent that any thereof are being in good faith appropriately contested with adequate reserves provided therefore;

(e) Reservation of Shares. At all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to issue upon the exercise of the Warrants; and

(f) Use of Proceeds. Use the proceeds of the Notes for the purposes described in the SPA, including the acquisition of assets of the Seller as described in the SPA.

(g) Notice of Known Events of Default. The Company shall furnish to the Holder a notice of any occurrence of an Event of Default, and what action the Company is taking or proposes to take with respect thereto, promptly after such Event of Default becomes known to the Company.

(h) Further Assurances. The Company shall execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Note and to consummate the transactions contemplated herein.

7. Holder Not Deemed a Stockholder. No Holder, as such, of this Note shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a stockholder of the Company.

8. Mutilated, Destroyed, Lost or Stolen Notes. If this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note certificate. In the case of a mutilated or defaced Note certificate, the Holder shall surrender such Note certificate to the Company. In the case of any destroyed, lost or stolen Note certificate, the Holder shall furnish to the Company: (i) evidence to its satisfaction of the destruction, loss or theft of such Note certificate and (ii) such security or indemnity (which shall not include the posting of any bond) as may be reasonably required by the Company to hold the Company harmless.

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9. Waiver of Demand, Presentment, etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder. The Company agrees that, in the event of an Event of Default, to reimburse the Holder for all reasonable costs and expenses (including reasonable legal fees of one counsel) incurred in connection with the enforcement and collection of this Note.

10. Payment. All payments with respect to this Note shall be made in lawful money of the United States of America, at the address of the Holder as of the date hereof or as designated in writing by the Holder from time to time. The receipt by the Holder of immediately available funds shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such payment. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

11. Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto. To complete an assignment or transfer this Note, the Holder shall deliver a completed and executed Form of Assignment attached hereto as Exhibit A and surrender and deliver this Note, duly endorsed, to the Company’s office or such other address which the Company shall designate, upon receipt of which a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Note that the Holder has in respect of this Note. Interest and principal are payable only to the registered Holder of this Note set forth on the books and records of the Company.

12. Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders of a majority in principal amount of the Notes then outstanding.

13. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if given in accordance with the provisions of the SPA.

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14. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced solely and exclusively in accordance with the laws of the state of Florida without regard to any statutory or common-law provision pertaining to conflicts of laws. The Parties agree that courts of competent jurisdiction in Palm Beach County, Florida shall have t jurisdiction with regard to any action arising out of any breach or alleged breach of this this Note or any other Transaction Document. The Parties agree to submit to the personal jurisdiction of such courts and any other applicable court within the state of Florida. The Parties further agree that the mailing of any process shall constitute valid and lawful process against each Party hereto. The Parties waive any claim that any of the foregoing courts is an inconvenient forum. EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

16. Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

17. Headings. Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

MARIZYME, INC.

By:	/s/ David Barthel
Name:	David Barthel
Title:	Chief Executive Officer

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Exhibit A

FORM of assignment

TO: MARIZYME, INC.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ___________________ (name), __________________________________________ (address), US$____________ of the Unsecured Subordinated Promissory Notes (“Notes”) of Marizyme, Inc. (the “Company”), including any and all accrued and unpaid interest owing thereon, registered in the name of the undersigned on the records of the Company represented by the within certificate, and irrevocably appoints ___________________ the attorney of the undersigned to transfer the said securities on the books or register with full power of substitution.

DATED this ________ day of, __________________, 20 ____.

(Signature of Registered Note Holder)

(Print name of Registered Note Holder)

Instructions:

1.	Signature of Holder must be the signature of the person appearing on the face of the Note.

2.	If the transfer of Note is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to the Company.